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Exhibit 10.2

LOAN AGREEMENT

        THIS LOAN AGREEMENT ("Agreement") is made and entered into as of May 8, 2007 by and between CROCS, INC., a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

SECTION 1. THE CREDIT

1.1   CREDIT FACILITIES

        1.1.1    The Revolving Loan.    Bank will loan to Borrower an amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). The proceeds of the Revolving Loan shall be used for Borrower's general working capital purposes and for the issuance of letters of credit. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than Five Hundred Thousand Dollars ($500,000) in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before May 1, 2009 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank's standard form of commercial promissory note (the "Revolving Note"). Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed. The Revolving Loan shall be subject to the following sublimits:

  (a)
  Standby L/C Line in an amount not to exceed Ten Million Dollars ($10,000,000);

  (b)
  Commercial L/C Line in an amount not to exceed Ten Million Dollars ($10,000,000);

  provided that the aggregate amount available to be drawn under all outstanding Standby L/Cs and Commercial L/Cs plus the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs and Commercial L/Cs shall not exceed Ten Million Dollars ($10,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.

          1.1.1.1    The Standby L/C Line.    Bank shall issue under the Standby L/C Line, for the account of Borrower,-one or more irrevocable standby letters of credit (individually, a "Standby L/C"). All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than one (1) year from the date of its issuance, and in no event later than May 1, 2010.

          1.1.1.2    The Commercial L/C Line.    Bank shall issue under the Commercial L/C Line, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, a "Commercial L/C") with transport documents presented in a full set to Bank (and, in case of airway bills, consigned to Bank) or, at Bank's option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any party other than Bank and calling for drafts at sight or usance up to sixty (60) days covering the importation or purchase of footwear, apparel, branded softgoods and related items. All Commercial L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of commercial letter of credit application and reimbursement agreement. No Commercial L/C shall expire more than ninety (90) days from the date of its issuance, and in no event later than August 1, 2009.

        1.2    Terminology.    The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

    "GAAP" means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

    "L/C" means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

    "Lien" means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

    "Loan" means all the credit facilities described above.

    "Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

    "Note" means all the promissory notes described above.

        1.3    Prepayment.    The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

        1.4    Interest.    The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

        1.5    Upfront Commitment Fee.    Not applicable.

        1.6    Disbursement.    Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization(s) to Disburse executed by Borrower.

        1.7    Security.    Prior to any Loan disbursement, Borrower shall execute one or more security agreements on Bank's standard form, and one or more financing statements suitable for filing in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement(s). Any exceptions to Bank's first priority Lien are permitted only as provided in this Agreement. At Bank's request, Borrower will obtain executed landlord's and mortgagee's waivers, each on Bank's form, covering all of Borrower's property located on leased or encumbered real property.

SECTION 2. CONDITIONS PRECEDENT

        Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

        2.1    Compliance.    Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

        2.2    Authorization to Obtain Credit.    Borrower shall have provided Bank with an executed copy of Bank's form Authorization to Obtain Credit, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

        2.3    Termination Statements.    Borrower shall have provided Bank with termination statements executed by such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

        2.4    Continuing Compliance.    At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants that:

        3.1    Business Activity.    Borrower's principal business is the design, manufacture and marketing of footwear, accessories, sports equipment and branded softgoods.

        3.2    Affiliates and Subsidiaries.    Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

        3.3    Organization and Qualification.    Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

        3.4    Power and Authorization.    Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

        3.5    Authority to Borrow.    The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

        3.6    Compliance with Laws.    Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

        3.7    Title.    Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements and liens against property for licensor agreements and to landlords to secure leases.

        3.8    Financial Statements.    Borrower's financial statements, including both a balance sheet at December 31, 2006, together with supporting schedules, and an income statement for the twelve (12) months ended December 31, 2006, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower's financial condition for the period covered thereby. Since December 31, 2006, there has been no material adverse change in Borrower's financial condition or operations.

        3.9    Litigation.    There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of

Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

        3.10    ERISA.    Borrower's defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

        3.11    Regulation U.    No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be-used directly or indirectly for such purpose.

        3.12    No Event of Default.    Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

        3.13    Continuing Representations and Warranties.    The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

        Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

        4.1    Use of Proceeds.    Borrower will use the proceeds of the Loan only as provided in Section 1 above.

        4.2    Payment of Obligations.    Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

        4.3    Maintenance of Existence.    Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower's properties.

        4.4    Records.    Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower's expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower's accounts and records and Bank's collateral during regular business hours.

        4.5    Information Furnished.    Borrower will furnish to Bank:

  (a)
  Within forty five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP.

  (b)
  Within ninety (90) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

  (c)
  As soon as available, copies of such financial statements and reports as Borrower may file with any state or federal agency.

  (d)
  Concurrent with the delivery of financial statements required in 4.5(a) and 4.5(b) above, a certification of compliance with all covenants under this Agreement, executed by Borrower's duly authorized officer, in form and detail acceptable to Bank.

  (e)
  Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower's financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower's financial condition or operations.

  (f)
  Prior written notice to Bank of any change in Borrower's officers and other senior management, Borrower's name or state of organization, and the location of Borrower's assets.

  (g)
  Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

  (h)
  Such other financial statements and information as Bank may reasonably request from time to time.

        4.6    Discrete Quarterly EBITDA.    Borrower will achieve EBITDA, determined on the last day of any fiscal quarter of Borrower, of not less than the correlative amount indicated below for such fiscal quarter:

Fiscal Quarter Ending	Minimum Quarterly EBITDA
March 31, 2007	$20,000,000
June 30, 2007	$20,000,000
September 30, 2007	$20,000,000
December 31, 2007	$20,000,000
March 31, 2008	$25,000,000
and as of the last day of each fiscal quarter thereafter

        "EBITDA" means earnings before interest, taxes, depreciation, amortization and non-cash stock-based compensation for the three (3) months immediately preceding the date of calculation.

        4.7    Adjusted Quick Ratio.    Borrower will at all times maintain a ratio of (a) cash plus marketable securities plus net accounts receivable to (b) accounts payable plus Senior Debt of not less than 2.00 : 1.0. "Senior Debt" means the aggregate amount outstanding under the Loans plus all other senior debt obligations of Borrower.

        4.8    Net Worth.    Borrower will maintain Net Worth of not less than (a) the sum of Two Hundred Million Dollars ($200,000,000) plus seventy-five percent (75%) of Borrower's year-to-date net profit after taxes for the fiscal quarters ending on March 31, 2007, June 30, 2007, September 30, 2007, and December 31, 2007; and (b) the sum of Borrower's Net Worth as of December 31, 2007 plus seventy-five percent (75%) of Borrower's year-to-date net profit after taxes for each fiscal quarter ending on or after March 31, 2008. "Net Worth" means Borrower's total shareholders' equity as reported on its balance sheet provided to Bank in accordance with 4.5(a) and 4.5(b) above.

        4.9    Insurance.    Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly upon Bank's request furnish other or additional insurance deemed necessary by Bank to the extent that such insurance may be available, and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. Prior to any Loan disbursement, Bank will be named loss payee under all policies insuring the collateral. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days' written notice to Bank before alteration or cancellation.

        4.10    Subsidiary Guaranties.    Borrower shall cause each Material Domestic Subsidiary to execute a continuing guaranty on Bank's form at such time as Borrower or Bank determines that such subsidiary meets the definition of Material Domestic Subsidiary. "Material Domestic Subsidiary" means any subsidiary of Borrower that is incorporated or organized in the United States of America which reports i) a value of total net assets equal to or greater than ten percent (10%) of consolidated net assets of Borrower or ii) net operating income equal to or greater than ten percent (10%) of consolidated net operating income of Borrower, each as measured as of the most recent fiscal quarter end.

        4.11    Additional Requirements.    Upon Bank's demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

        4.12    Litigation and Attorneys' Fees.    Upon Bank's demand, Borrower will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

        4.13    Bank Expenses.    Upon Bank's request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

        Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

        5.1    Liens.    Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal, intangible or mixed (and including without limitation intellectual property such as patents, trademarks, trade names and the like), now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower's personal property, (e) future purchase money security interests encumbering only the personal property purchased, (f) Liens in favor of Licensors for product manufactured under that licensor agreement so long as inventory affected by such liens does not exceed fifteen percent (15%) of net inventory at any time, and (g) liens in favor of landlords.

        All such permitted Liens shall secure obligations not exceeding at any time outstanding an aggregate of One Million Dollars ($1,000,000).

        5.2    Borrowings.    Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution's normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank.

        5.3    Sale of Assets, Liquidation or Merger.    Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business without bank's prior approval, or purchase or lease all or the greater part of the assets or business of another; provided, however, that Borrower may acquire, merge or consolidate if Borrower is the surviving entity and provided that: (a) such assets will not be subject to any Lien that is not subordinate to Bank's position following the effective date of such combination, (b) the acquisition is not opposed by the board of directors of the entity Borrower is seeking to acquire, (c) no Event of Default shall have occurred and be continuing or shall result therefrom, (d) the aggregate value of the assets so transferred during the term of this Loan is less than fifty percent (50%) of Borrower's Net Worth as of the end of the month prior to the effective date of such combination, and (e) prior to the proposed close of such combination, Borrower shall have provided Bank with at least thirty (30) days prior notice of such transaction accompanied by a certificate of compliance prepared on a pro forma basis assuming such combination had occurred demonstrating that Borrower shall remain in compliance with the terms of this Agreement.

        5.4    Loans, Advances and Guaranties.    Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances other then inter-company, become a guarantor or surety, or pledge its credit or properties.

        5.5    Investments.    Borrower will not purchase the debt or equity of another except for savings accounts and certificates of deposit of Bank and other investments consistent with Borrower's Investment Policy dated April 4, 2006 ("Investment Policy"), attached hereto as Exhibit A, and must maintain top ratings of Moody's or Standard & Poor's as detailed in Section V of the Investment Policy.

        5.6    Payment of Dividends.    Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

        5.7    Redemption of Stock.    Borrower will not redeem or retire any share of its capital stock for value.

        5.8    Affiliate Transactions.    Borrower will not transfer any property to any affiliate that is not a wholly-owned subsidiary of Borrower, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank's prior written consent.

        5.9    [intentionally deleted]

        5.10    [intentionally deleted]

SECTION 6. EVENTS OF DEFAULT

        The occurrence of any of the following events ("Events of Default") shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

        6.1    Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents.

        6.2    Any default shall occur under the Note.

        6.3    Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents provided, however, that with respect to Borrower's default under any of Subsections 4.14 through 4.18, an Event of Default shall occur only when such default shall have continued for more than ten (10) calendar days.

        6.4    There shall be a change in ownership or control of fifty one percent (51%) or more of the equity interests in Borrower.

SECTION 7. GENERAL PROVISIONS

        7.1    Additional Remedies.    The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

        7.2    Nonwaiver.    Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

        7.3    Inurement.    The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns-of Bank and the permitted successors and assigns of-Borrower, but any attempted assignment by Borrower without Bank's prior written consent shall be null and void.

        7.4    Applicable Law.    This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

        7.5    Severability.    Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

        7.6    Controlling Document.    In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

        7.7    Construction.    The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

        7.8    Amendments.    This Agreement may be amended only in writing signed by all parties hereto.

        7.9    Counterparts.    Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

        7.10    Notices.    Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

        7.11    Integration Clause.    Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

[Remainder of page intentionally left blank]

        THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

CROCS, INC.
By:	/s/ Peter Case
Title:	CFO
By:	/s/ Caryn Ellison
Title:	VP Finance
Address 6328 Monarch Park Place Niwot, Colorado 80503 Attention: Keith Love, Treasury Manager Telecopier: (303) 858-7048 Telephone: (303) 848-7084
UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Douglas S. Lambell
Title:	Douglas S. Lambell Vice President/SCM
By:	/s/ Illegible
Title:	Vice President
Address: 530 B Street, 4th Floor San Diego, California 92101 Attention: Douglas S. Lambell, VP Telecopier: (619) 230-3766 Telephone: (619) 230-3029

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  Exhibit 10.2